Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 33 to the registration statement on Form N-1A (“Registration Statement”) of our report dated January 22, 2015, relating to the financial statements and financial highlights which appear in the November 30, 2014 Annual Report to Shareholders of the Gateway International Fund, a series of Gateway Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Performance”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 25, 2015